
FORM 4

[  ] Check box if no longer
     subject to Section 16.                            U.S. SECURITIES AND EXCHANGE COMMISSION
     Form 4 or Form 5                                            WASHINGTON, D.C. 20549
     obligations may continue.                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     See Instruction 1(b).

                                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                        of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                   to Issuer (Check all applicable)
                                               SALES ONLINE DIRECT, INC.


                                               -------------------------------------------
   STENGEL    MARC         L.                  3. IRS or Social Security   4. Statement for
-----------------------------------------         Number of Reporting         Month/Year
(Last)       (First)       (Middle)               Person (Voluntary)                           ___  Director           X  10% Owner
                                                                                                                      ---

                                                                           MAY/2001            ___  Officer (give     ___ Other
                                                                           ------------             title below)          (specify
                                                                           5. If Amendment,                                 below)
 3743 BIRCH LANE                                                              Date of Original
_______________________________________________                               (Month/Year)
             (Street)


OWINGS MILL   MD                 21117
_______________________________________________                                                 -----------------------------------
(City)      (State)             (Zip)                                                           7. Individual or Joint/Group Filing
                                                                                                  (Check Applicable Line)
                                                                                                X  Form filed by One Reporting
                                                                                               --  Person
                                                                                               --  Form filed by More than One
                                                                                                   Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------------------------------------

 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action          or Disposed of (D)          Securities       ship          of In-
 COMMON STOCK, PAR VALUE          Date        Code            (Instr. 3, 4 and 5)         Beneficially     Form:         direct
 $0.001 PER SHARE                 (Month/     (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           ship
                                                                                          and 4)           (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code             Amount  (A) or    Price       11,960,119                   NOT
                                                                     (D)                                                APPLICABLE
------------------------------------------------------------------------------------------------------------------------------------
                             May 21, 2001   RULE 144(K)  J   5,000    D        $0.090                     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                      D                                   D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  13,500    D        $0.085                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  10,000    D         0.075                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  11,500    D         0.065                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  21,000    D         0.056                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  30,000    D         0.055                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   5,000    D         0.051                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  43,000    D         0.050                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   5,000    D         0.052                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   6,000    D         0.053                     D
------------------------------------------------------------------------------------------------------------------------------------
                             May 22, 2001   RULE 144(K)  J 104,000    D         0.060                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  10,000    D         0.055                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  16,000    D         0.065                     D
------------------------------------------------------------------------------------------------------------------------------------
                             May 23, 2001   RULE 144(K)  J  75,000    D         0.060                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  10,000    D         0.065                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  15,000    D         0.055                     D
------------------------------------------------------------------------------------------------------------------------------------
                             May 24, 2001   RULE 144(K)  J  25,000    D         0.050                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  35,000    D         0.051                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  31,000    D         0.055                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   9,000    D         0.048                     D
------------------------------------------------------------------------------------------------------------------------------------
                             May 25, 2001   RULE 144(K)  J  15,000    D         0.048                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   5,000    D         0.050                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   4,000    D         0.051                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   5,000    D         0.053                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  16,000    D         0.054                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  39,000    D         0.055                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   1,000    D         0.060                     D
------------------------------------------------------------------------------------------------------------------------------------
                             May 29, 2001   RULE 144(K)  J  19,000    D         0.035                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  11,000    D         0.037                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  45,000    D         0.040                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  24,000    D         0.041                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J   1,000    D         0.045                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  10,000    D         0.048                     D
------------------------------------------------------------------------------------------------------------------------------------
                             May 30, 2001   RULE 144(K)  J  20,000    D         0.031                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  65,000    D         0.035                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  10,000    D         0.038                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  30,000    D         0.040                     D
------------------------------------------------------------------------------------------------------------------------------------
                             May 31, 2001   RULE 144(K)  J   5,000    D         0.031                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  10,000    D         0.035                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  15,000    D         0.037                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  14,000    D         0.038                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  21,000    D         0.039                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  30,000    D         0.040                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  25,000    D         0.041                     D
----------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  30,000    D         0.042                     D
------------------------------------------------------------------------------------------------------------------------------------
                                            RULE 144(K)  J  15,000    D         0.045                     D
====================================================================================================================================
If the form is filed by more than reporting person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.           Page 1 of 2
                                                    (Print or Type Responses)                                       SEC 1474(7-96)


FORM 4 (continued)           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of  2. Conver-  3. Trans-  4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
   Derivative   sion or     action     tion         Derivative     cisable and    Amount of     of        of         ship       ture
   Security     Exercise    Date       Code         Securities     Expiration     Underlying    Deriva-   Deriva-    Form of    of
   (Instr. 3)   Price of              (Instr. 8)    Acquired (A)   Date (Month/   Securities    tive      tive       Deriva-    In-
                Deriva-     (Month/                 or Disposed    Day/Year)      (Instr.3      Security  Securi-    tive       di-
                tive         Day/                   of (D)                         and 4)      (Instr. 5) ties Bene- Security:  rect
                Security     Year)                  (Instr. 3,                                            ficially   Direct    Bene-
                                                    4, and 5)                                             Owned at   (D) or    fi-
                                                                                                          End of     Indirect  cial
                                                                                                          Month      (I)        Own-
                                                                                                          (Instr. 4) (Instr. 4)  er-
                                                                                                                                ship
                                                                -------------------------------------                        (Instr.
                                                                Date     Expir-                                                   4)
                                                                Exer-    ation          Amount or
                                                                cisable  Date    Title  Number of
                                                                                        Shares
                                    ------- ----- ----- -----
                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----


------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----


------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----


------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----


------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- -- -- ---------- ---------- -------  -----


------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- --- - ---------- ---------- -------  -----
If the form is filed by more than reporting person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.                                                                  ---------------------------          ---------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       **Signature of Reporting Person     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




                                                                                                                     Page 2 of 2
